Exhibit 99.1

LIMITED BRANDS REPORTS SECOND QUARTER 2010 EARNINGS

— PROVIDES THIRD QUARTER AND INCREASES AUGUST COMPARABLE STORE

SALES AND FULL YEAR 2010 EARNINGS GUIDANCE —

Columbus, Ohio, Aug. 18, 2010 — Limited Brands, Inc. (NYSE: LTD) today reported 2010 second quarter results.

Second Quarter Results

Adjusted earnings per share for the second quarter ended July 31, 2010, were $0.36 compared to $0.19 for the quarter ended Aug. 1, 2009, which exclude certain significant items in both years as detailed below. Second quarter operating income was $236.5 million compared to adjusted operating income of $148.6 million last year, and adjusted net income was $120.6 million compared to $60.3 million last year.

Including the 2010 and 2009 significant items detailed below, reported second quarter earnings per share were $0.54 compared to $0.23 last year, operating income was $236.5 million compared to $158.1 million last year, and net income was $178.7 million compared to $74.3 million last year.

Significant items are as follows:

In 2010 (totaling to a benefit of $0.18 per share):

—	A pre-tax gain of $52.3 million, or $0.10 per share, related to the sale of a portion of the company’s shares of Express (NYSE: EXPR) in its initial public offering;

—	A pre-tax gain of $19.7 million and a related net tax benefit of $22.4 million, or $0.13 per share in total, related to the sale of the company’s remaining interest in Limited Stores; and

—	A pre-tax loss of $25.2 million, or $0.05 per share, associated with the early retirement of portions of the company’s 2012 and 2014 maturity bonds.

In 2009 (totaling to a benefit of $0.04 per share):

—	A pre-tax gain of $9.4 million, and a related tax benefit of $4.6 million, related to the divestiture of a non-core joint venture.

The company reported a comparable store sales increase of 7 percent for the second quarter ended July 31, 2010, compared to the second quarter ended Aug. 1, 2009. The company reported net sales of $2.243 billion for the second quarter, compared to sales of $2.067 billion last year.

At the conclusion of this press release is a reconciliation of reported to adjusted results.

2010 Outlook

The company stated that it expects 2010 third quarter earnings per share to be $0.03 to $0.08 compared to adjusted earnings per share of $0.02 per share last year. The company now expects August comparable store sales to increase in the mid to high single digit range versus its previous guidance for a low single digit increase.

For 2010, the company increased its adjusted earnings per share forecast to $1.68 to $1.83 from $1.60 to $1.80 previously.

The company’s earnings forecast was impacted versus its previous forecast by a change in accounting methodology for its investment in Express as a result of the company’s decreased ownership percentage and other factors, the sale of its remaining interest in Limited Stores and an increase in its estimated tax rate from 38 percent to 39.5 percent. These changes decreased the third quarter forecast by approximately $0.02 per share and the full-year forecast by approximately $0.08 per share.

Earnings Call Information

Limited Brands will conduct its second quarter earnings call at 9 a.m. Eastern on Thursday, Aug. 19. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional second quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The company operates 2,669 specialty stores in the United States and its brands are sold in more than 700 company-operated and franchised additional locations world-wide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the second quarter earnings call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the second quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•

market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes and other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts;

•	the disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation.

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the second quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2009 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED JULY 31, 2010 AND AUGUST 1, 2009

(Unaudited)

(In thousands except per share amounts)

	2010			2009
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$2,242,510	$—	$2,242,510	$2,066,610	$—	$2,066,610
Cost of Goods Sold, Buying & Occupancy	(1,465,023)	—	(1,465,023)	(1,398,601)	—	(1,398,601)

Gross Profit	777,487	—	777,487	668,009	—	668,009
General, Administrative and Store Operating Expenses	(541,030)	—	(541,030)	(519,366)	—	(519,366)
Net Gain on Joint Venture	—	—	—	9,441	(9,441)	—

Operating Income	236,457	—	236,457	158,084	(9,441)	148,643
Interest Expense	(51,751)	—	(51,751)	(57,828)	—	(57,828)
Interest Income	605	—	605	743	—	743
Other (Expense) Income	58,786	(46,689)	12,097	(1,811)	—	(1,811)

Income Before Income Taxes	244,097	(46,689)	197,408	99,188	(9,441)	89,747
Provision for Income Taxes	65,430	11,375	76,805	24,871	4,613	29,484

Net Income	$178,667	$(58,064)	$120,603	$74,317	$(14,054)	$60,263

Net Income Per Diluted Share	$0.54		$0.36	$0.23		$0.19

Weighted Average Shares Outstanding	333,742		333,742	325,697		325,697

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

TWENTY-SIX WEEKS ENDED JULY 31, 2010 AND AUGUST 1, 2009

(Unaudited)

(In thousands except per share amounts)

	2010			2009
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$4,174,046	$—	$4,174,046	$3,791,848	$—	$3,791,848
Cost of Goods Sold, Buying & Occupancy	(2,702,301)	—	(2,702,301)	(2,575,482)	—	(2,575,482)

Gross Profit	1,471,745	—	1,471,745	1,216,366	—	1,216,366
General, Administrative and Store Operating Expenses	(1,050,312)	—	(1,050,312)	(1,002,511)		(1,002,511)
Net Gain on Joint Venture			—	9,441	(9,441)	—

Operating Income	421,433	—	421,433	223,296	(9,441)	213,855
Interest Expense	(112,871)	—	(112,871)	(119,525)	—	(119,525)
Interest Income	1,247	—	1,247	1,439	—	1,439
Other (Expense) Income	121,114	(95,383)	25,731	(2,789)	—	(2,789)

Income Before Income Taxes	430,923	(95,383)	335,540	102,421	(9,441)	92,980
Provision for Income Taxes	139,756	(7,689)	132,067	25,503	4,613	30,116

Net Income	$291,167	$(87,694)	$203,473	$76,918	$(14,054)	$62,864

Net Income Per Diluted Share	$0.87		$0.61	$0.24		$0.19

Weighted Average Shares Outstanding	333,320		333,320	324,491		324,491

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

(Unaudited)

The “Adjusted Results” provided in the attached Unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2010

In the second quarter of 2010, adjusted results exclude the following:

—	A $52.3 million pre-tax gain ($31.8M net of tax), included in other income, related to the initial public offering of Express including the sale of a portion of the company’s shares.

—	A $19.7 million pre-tax gain, included in other income, and a related net tax benefit of $22.4 million associated with the sale of our remaining 25% interest in Limited Stores.

—	A $25.2 million pre-tax loss ($15.8M net of tax), included in other income, associated with the early retirement of portions of our 2012 and 2014 maturity bonds.

In the first quarter of 2010, adjusted results exclude the following:

—	A $48.7 million pre-tax gain ($29.6M net of tax), included in other income, related to a $56.5 million cash distribution from Express.

Fiscal 2009

In the second quarter of 2009, adjusted results exclude the following:

—	A $9.4 million pre-tax gain and a related tax benefit of $4.6 million related to the disposal of a non-core joint venture.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.